For Immediate Release
April 2, 2008

Contact: Mark Garwood
President / CEO
Epic Bancorp
415-526-6400

Epic Bancorp Announces Strong Asset Quality and Loan Portfolio Growth
Obtains $5 Million Credit Facility
Announces Date of First Quarter Earnings Release

San Rafael, CA, April 2, 2008 — Epic Bancorp (the “Company”) (NASDAQ:EPIK), the parent company for Tamalpais Bank and Tamalpais Wealth Advisors, today announced that the first quarter loan portfolio growth was 7.0 percent and that nonperforming loans as of March 31, 2008 were limited to 0.12 percent of total loans. Additionally, it has received a $5 million credit facility to fund the growth of Tamalpais Bank and for general corporate purposes. The Company further announced that its earnings for the first quarter of 2008 would be released on April 24th, 2008.

Based on preliminary results as of March 31, 2008 the Company’s loan portfolio grew by 7.0 percent in the first quarter, to end the period at approximately $497 million. Nonperforming loans as of March 31, 2008 totaled only $614,000, or approximately 0.12 percent of the loan portfolio. In addition, the Company did not record any net loan charge offs in the first quarter.

On March 28, 2008 the Company obtained a $5 million loan from Pacific Coast Bankers Bank, of which $3 million was advanced on March 31, 2008. The loan bears a floating interest rate of three-month LIBOR plus 2.75 percent and will mature on March 28, 2018. The interest rate resets quarterly and the initial rate is set at a pretax interest cost of 5.45 percent.

Epic Bancorp
Press Release
April 2, 2008

“We had strong organic loan demand in the quarter while maintaining near pristine asset quality,” said Mark Garwood, President/CEO. “The credit facility will allow Tamalpais Bank to continue on a strong quality growth path and will be accretive to shareholders immediately. Our comprehensive approach to underwriting and our continued focus on relationship commercial banking has allowed us to increase loan production at a time when many other lenders have been forced to scale back. We have never been involved in subprime lending and Tamalpais Bank remains ‘well capitalized’ with a strengthened capital position. This credit facility allows us to prudently take advantage of this market opportunity without diluting shareholders equity.”

The Company will announce by press release its earnings for the first quarter of 2008 on April 24th, 2008 at approximately 6:30 AM, PDT.

About Epic Bancorp

Epic Bancorp (www.epicbancorp.com) based in San Rafael, CA, is the parent company of Tamalpais Bank and Tamalpais Wealth Advisors. The Company had $557 million in assets and $361 million in deposits as of December 31, 2007. Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol EPIK. For additional information, please contact Mark Garwood at 415-526-6400.

About Tamalpais Bank

Tamalpais Bank, a wholly owned subsidiary of Epic Bancorp, operates seven branches in Marin County and loan production offices in Santa Rosa and Roseville, CA. The branches are located in Corte Madera, Greenbrae, Mill Valley, San Anselmo, San Rafael, Terra Linda, and Tiburon/Belvedere.

About Tamalpais Wealth Advisors

Tamalpais Wealth Advisors, located in San Rafael, specializes in helping clients of Tamalpais Bank and other high net worth families and institutional clients reach their financial goals through a collaborative, comprehensive and education-oriented approach to investment management. Tamalpais Wealth Advisors had $281 million in assets under management as of December 31, 2007.

Epic Bancorp
Press Release
April 2, 2008

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Tamalpais Wealth Advisors. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) decline in real estate values in the Company’s operating market areas; (7) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of our wealth management business, and (8) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.